Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM
Select Medical Holdings Corporation Announces Results for
First Quarter Ended March 31, 2011
MECHANICSBURG, PENNSYLVANIA — May 5, 2011 — Select Medical Holdings Corporation (“Select”) (NYSE: SEM), today announced results for its first quarter ended March 31, 2011.
For the first quarter ended March 31, 2011, net operating revenues increased 18.5% to $693.2 million compared to $584.8 million for the same quarter, prior year. Income from operations increased 20.6% to $87.6 million compared to $72.6 million for the same quarter, prior year. Net income attributable to Select increased to $33.7 million compared to $24.2 million for the same quarter, prior year. Net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income and equity in losses of unconsolidated subsidiaries (“Adjusted EBITDA”) for the first quarter increased 16.4% to $105.7 million compared to $90.9 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share for the first quarter ended March 31, 2011 was $0.22 on a fully diluted basis compared to income per common share of $0.15 for the quarter ended March 31, 2010.
Specialty Hospitals
Certain specialty hospital key statistics are presented on a schedule attached to this release. For the first quarter of 2011, net operating revenues for all of Select’s hospitals increased 26.3% to $519.9 million compared to $411.7 million for the same quarter, prior year. The hospitals acquired in the Regency acquisition contributed $90.1 million of this increase. Adjusted EBITDA for the specialty hospital segment increased 21.1% to $100.4 million compared to $82.9 million for the same quarter, prior year. The hospitals acquired in the Regency acquisition contributed $14.5 million of this increase. The Adjusted EBITDA margin for the segment was 19.3% for the first quarter of 2011, compared to 20.1% for the same quarter, prior year.
Outpatient Rehabilitation
Certain outpatient rehabilitation key statistics are presented on a schedule attached to this release. For the first quarter of 2011, net operating revenues for the outpatient rehabilitation segment increased slightly to $173.2 million compared to $173.1 million for the same quarter, prior year. Adjusted EBITDA for the segment for the first quarter increased 4.3% to $21.4 million compared to $20.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 12.4% for the first quarter of 2011, compared to 11.9% for the same quarter, prior year.

Stock Repurchase Program
Select’s board of directors has authorized a program to repurchase up to $100.0 million worth of shares of Select’s common stock. The program will remain in effect until January 31, 2012, unless extended by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select deems appropriate. The timing of purchases of stock will be based upon market conditions and other factors. Select is funding this program with cash on hand or borrowings under its revolving credit facility. During the quarter ended March 31, 2011, Select repurchased 269,991 shares at a cost of $2.0 million, which includes transaction costs. Since the inception of the program through March 31, 2011, Select has repurchased 7,175,691 shares at a cost of $46.2 million, which includes transaction costs.
Indebtedness
Included in Select’s indebtedness is a senior secured credit facility which at March 31, 2011 consisted of $143.5 million in term loans that mature on February 24, 2012, $278.8 million of term loans that mature on August 22, 2014 and $125.0 million drawn on a $300.0 million revolving loan facility that will terminate on August 22, 2013. As of March 31, 2011, Select also had outstanding $611.5 million in aggregate principal amount of 7 5/8% senior subordinated notes due 2015. On April 25, 2011, Select Medical Corporation commenced a cash tender offer and consent solicitation for any and all of its 7 5/8% senior subordinated notes. The tender offer is scheduled to expire at 11:59 p.m. on May 20, 2011. The tender offer and consent solicitation are being conducted in connection with Select Medical Corporation’s negotiations to refinance its senior secured credit facility. The tender offer and consent solicitation are conditioned on Select Medical Corporation’s entry into a new senior secured credit facility. Select expects to use a portion of the proceeds from such new senior secured credit facility to purchase the tendered and accepted 7 5/8% senior subordinated notes and to retire Select’s 10% senior subordinated notes. Select Medical Corporation can provide no assurance that it will be able to successfully refinance either its current senior secured credit facility or the 7 5/8% senior subordinated notes, or that the refinancing, if it occurs, will not be delayed beyond the second quarter of 2011, or that the terms of any new indebtedness will be as favorable as the terms of its existing indebtedness.
Business Outlook
Select reaffirms the guidance it provided in its January 20, 2011 release. Select expects consolidated revenue for full year 2011 to be in the range of $2.65 billion to $2.75 billion. Select expects Adjusted EBITDA for full year 2011 to be in the range of $365 million to $385 million. Select expects income per common share for full year 2011 to be in the range of $0.67 to $0.72.
Conference Call
Select will host a conference call regarding its first quarter results and its business outlook on Friday, May 6, 2011, at 9:00 am EDT. The domestic dial in number for the call is 1-888-873-4896. The international dial in number is 1-617-213-8850. The pass code for the call is 52671937. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalholdings.com/.
For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 13, 2011. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 76692850. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.

* * * * *
Select Medical Holdings Corporation is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of March 31, 2011, Select operated 110 long term acute care hospitals and eight acute medical rehabilitation hospitals in 28 states, and 945 outpatient rehabilitation clinics in 35 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the Medicare, Medicaid and SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;
•	the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;
•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;
•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;
•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;
•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;
•	shortages in qualified nurses or therapists could increase our operating costs significantly;
•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;
•	the loss of key members of our management team could significantly disrupt our operations;
•	the effect of claims asserted against us could subject us to substantial uninsured liabilities and in the future we may not be able to obtain insurance at a reasonable price;
•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2010 and 2011
(In thousands, except per share amounts, unaudited)

	2010	2011	% Change

Net operating revenues	$584,813	$693,186	18.5%

Costs and expenses:
Cost of services	472,377	557,416	18.0%
General and administrative	12,789	16,566	29.5%
Bad debt expense	9,287	14,350	54.5%
Depreciation and amortization	17,711	17,222	(2.8)%

Income from operations	72,649	87,632	20.6%

Equity in losses of unconsolidated subsidiaries	—	(73)	N/M
Other income	134	—	N/M
Interest income	—	56	N/M
Interest expense	(30,042)	(25,664)	(14.6)%

Income before income taxes	42,741	61,951	44.9%

Income tax expense	17,109	26,564	55.3%

Net income	25,632	35,387	38.1%

Less: Net income attributable to non-controlling interests	1,406	1,715	22.0%

Net income attributable to Select Medical Holdings Corporation	$24,226	$33,672	39.0%

Income per common share:

Basic	$0.15	$0.22
Diluted	$0.15	$0.22

Weighted average shares outstanding:

Basic	159,670	152,838
Diluted	160,021	153,056

N/M = Not Meaningful

II. Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	March 31,
	2010	2011
Assets

Cash	$4,365	$15,068

Accounts receivable, net	353,432	439,310

Current deferred tax asset	30,654	29,644

Prepaid income taxes	12,699	—

Other current assets	28,176	31,264

Total Current Assets	429,326	515,286

Property and equipment, net	532,100	526,905

Goodwill	1,631,252	1,640,535

Other identifiable intangibles	80,119	73,102

Assets held for sale	11,342	11,342

Other assets	37,947	36,649

Total Assets	$2,722,086	$2,803,819

Liabilities and equity

Payables and accruals	$350,179	$347,867

Current portion of long-term debt	149,379	150,323

Total Current Liabilities	499,558	498,190

Long-term debt, net of current portion	1,281,390	1,324,393

Non-current deferred tax liability	59,074	63,653

Other non-current liabilities	66,650	69,526

Total equity	815,414	848,057

Total Liabilities and Equity	$2,722,086	$2,803,819

III. Condensed Consolidated Statement of Cash Flows
For the Three Months Ended March 31, 2010 and 2011
(In thousands, unaudited)

	2010	2011

Operating Activities
Net Income	$25,632	$35,387
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	17,711	17,222
Provision for bad debts	9,287	14,350
Loss from disposal of assets	133	188
Non-cash gain from interest rate swaps	(134)	—
Non-cash stock compensation expense	508	880
Amortization of debt discount	450	507
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts Receivable	(63,205)	(100,135)
Other current assets	(2,066)	(3,076)
Other assets	2,130	2,052
Accounts payable	(1,802)	11,777
Due to third-party payors	57	(474)
Accrued expenses and deferred income taxes	(4,497)	16,290

Net cash used in operating activities	(15,796)	(5,032)

Investing activities
Purchases of property and equipment	(13,047)	(12,920)
Proceeds from sale of business	—	250
Acquisition of businesses, net of cash acquired	—	(2,000)

Net cash used in investing activities	(13,047)	(14,670)

Financing activities
Borrowings on revolving credit facility	—	205,000
Payments on revolving credit facility	—	(105,000)
Payment on credit facility term loans	—	(59,563)
Borrowings of other debt	5,015	5,496
Principal payments on seller and other debt	(2,357)	(2,494)
Repurchase of common stock	—	(2,026)
Proceeds from issuance of common stock	110	81
Proceeds from (repayment of) bank overdrafts	17,314	(9,418)
Distributions to non-controlling interests	(1,746)	(1,671)

Net cash provided by financing activities	18,336	30,405

Net increase (decrease) in cash and cash equivalents	(10,507)	10,703

Cash and cash equivalents at beginning of period	83,680	4,365

Cash and cash equivalents at end of period	$73,173	$15,068

Supplemental Cash Flow Information
Cash paid for interest	$46,038	$41,365
Cash paid for taxes	$980	$103

IV. Key Statistics
For the Three Months Ended March 31, 2010 and 2011
(unaudited)

	2010	2011	% Change

Specialty Hospitals

Number of hospitals — end of period:
Long term acute care hospitals	89	110
Rehabilitation hospitals	6	8

Total specialty hospitals	95	118

Net operating revenues (,000)	$411,685	$519,924	26.3%

Number of patient days	267,848	333,856	24.6%

Number of admissions	11,101	13,810	24.4%

Net revenue per patient day (a)	$1,491	$1,514	1.5%

Adjusted EBITDA (,000)	$82,897	$100,353	21.1%

Adjusted EBITDA margin	20.1%	19.3%

Outpatient Rehabilitation

Number of clinics — end of period	959	945

Net operating revenues (,000)	$173,065	$173,191	0.1%

Number of visits	1,125,958	1,138,700	1.1%

Revenue per visit (b)	$101	$103	2.0%

Adjusted EBITDA (,000)	$20,518	$21,406	4.3%

Adjusted EBITDA margin	11.9%	12.4%

(a)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(b)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

V. Net Income to Adjusted EBITDA Reconciliation
For the Three Months Ended March 31, 2010 and 2011
(In thousands, unaudited)
The following table reconciles net income to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income and equity in losses of unconsolidated subsidiaries. The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	March 31,
	2010	2011
Net income	$25,632	$35,387
Income tax expense	17,109	26,564
Other income	(134)	—
Interest expense, net of interest income	30,042	25,608
Equity in losses of unconsolidated subsidiaries	—	73
Stock compensation expense:
Included in general and administrative	180	470
Included in cost of services	328	410
Depreciation and amortization	17,711	17,222

Adjusted EBITDA	$90,868	$105,734

Specialty hospitals	$82,897	$100,353
Outpatient rehabilitation	20,518	21,406
Other (1)	(12,547)	(16,025)

Adjusted EBITDA	$90,868	$105,734

(1)	Other primarily includes general and administrative costs.